Exhibit (a)(5)(G)

U.S. FEDERAL TRADE COMMISSION PROVISIONALLY ACCEPTS
CONSENT DECREE AND TERMINATES WAITING PERIOD FOR
KING PHARMACEUTICALS’ACQUISITION OF ALPHARMA
TENDER OFFER EXPIRES AT 10:00 AM, NEW YORK CITY TIME,
MONDAY, DECEMBER 29, 2008
BRISTOL, TENNESSEE and BRIDGEWATER, NEW JERSEY – December 26, 2008 – King Pharmaceuticals, Inc. (NYSE: KG) and Alpharma Inc. (NYSE: ALO) today announced that the U.S. Federal Trade Commission has provisionally accepted a proposed consent order for public comment and has terminated the Hart-Scott-Rodino waiting period applicable to King’s proposed acquisition of Alpharma.
Under the proposed consent order, King will be required to divest certain assets related to Alpharma’s drug, KADIAN® (morphine sulfate extended-release), following closing of the acquisition of Alpharma.
As previously announced, the tender offer is scheduled to expire at 10:00 a.m., New York City time, on Monday, December 29, 2008.
About King Pharmaceuticals, Inc.
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products and technologies that complement the Company’s focus in specialty-driven markets, particularly neuroscience, hospital and acute care. King strives to be a leader and partner of choice in bringing innovative, clinically-differentiated medicines and technologies to market.
About Alpharma Inc.
Alpharma is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About King’s Forward-Looking Statements
This press release contains forward-looking statements. King Pharmaceuticals, Inc. disclaims any intent or obligation to update these forward- looking statements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as King’s ability to complete the tender offer as expected; King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; King’s ability to promptly and effectively integrate the businesses of Alpharma Inc. and King and any necessary actions to obtain required regulatory approvals; the potential of King’s branded pharmaceutical products; expectations regarding the enforceability and effectiveness of product-related patents; expected trends and projections with respect to particular products, reportable segment and income and expense line items; the adequacy of King’s liquidity and capital resources; anticipated capital expenditures; the acceptance, priority review or approval of certain New Drug Applications; the development, approval and successful commercialization of certain products; the successful execution of growth and restructuring strategies, including King’s accelerated strategic shift; anticipated developments and expansions of King’s business; plans for the manufacture of some of King’s products; the potential costs, outcomes and timing of research, clinical trials and other development activities involving pharmaceutical products; the development of product line extensions; the expected timing of the initial marketing of certain products; products developed, acquired or in-licensed that may be commercialized; King’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; expectations regarding King’s financial condition and liquidity as well as future cash flows and earnings; expectations regarding the ability to liquidate King’s holdings of auction rate securities and the temporary nature of the unrealized losses recorded in connection with these securities. Forward-looking statements involve risks and uncertainties. For further information regarding these and other risks related to King’s business, investors should consult King’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and King’s quarterly reports on Form 10-Q and other documents filed by King with the Securities and Exchange Commission (“SEC”).
About Alpharma’s Forward-Looking Statements
This press release contains forward-looking statements. Alpharma Inc. disclaims any intent or obligation to update these forward- looking statements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to them and involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in Alpharma’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended September 30, 2008. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.
Important Additional Information about the Tender Offer
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Alpharma Class A Common Stock. The solicitation and offer to buy Alpharma’s Class A Common Stock is only being made pursuant to the tender offer statement (including the amended and restated offer to purchase, the amended and restated letter of transmittal and other offer documents), filed with the SEC on December 8, 2008, as amended or supplemented from time to time. The tender offer is scheduled to expire at 10:00 a.m., New York City time, on Monday, December 29, 2008, unless extended. Investors and security holders are urged to read the tender offer statement (including the amended and restated offer to purchase, the amended and restated letter of transmittal and other offer documents) and any amendments or supplements thereto and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of any such documents filed with the SEC by King at www.kingpharm.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to King’s information agent, Innisfree M&A Incorporated, at (877) 687-1875.
In connection with the tender offer by King, Alpharma has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which was amended December 8, 2008 pursuant to the terms of its merger agreement with King and on December 22, 2008. Alpharma stockholders should read carefully the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to King’s tender offer because it contains important information. Investors and security holders may obtain free copies of the documents filed with the SEC by Alpharma, including the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements thereto, at www.alpharma.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents (when available) can also be obtained by directing a request to Alpharma’s information agent, MacKenzie Partners, Inc., at (800) 322-2885.

Contacts:
For King Pharmaceuticals, Inc.:
James E. Green	Dan Katcher / Andrew Siegel
Executive Vice President, Corporate Affairs	Joele Frank, Wilkinson Brimmer Katcher
423-989-8125	212-355-4449

David E. Robinson
Senior Director, Corporate Affairs
423-989-7045

For Alpharma Inc.:
Jack Howarth	Kimberly Kriger / Thomas Davies
Vice President, Investor Relations	Kekst and Company
908-566-4153	212-521-4800